UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
February 12, 2008
Date of Report (Date of earliest event reported)
PRG-Schultz International, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Georgia
(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805

(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949

(Address of Principal Executive Offices)	(Zip Code)
770-779-3900
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 12, 2008, PRG-Schultz International, Inc. (the “Company”) entered into a new Expatriate Assignment — Letter of Understanding (the “New Agreement”) with Bradley T. Roos, the Company’s Senior Vice President — Europe. Mr. Roos’ assignment to the United Kingdom has been extended by the Company through December 31, 2009. As a result of the extension of his U.K. assignment beyond May 31, 2008, the expected end of the assignment under the terms of the original Expatriate Assignment — Letter of Understanding between the Company and Mr. Roos (the “Original Agreement”), the Company and Mr. Roos entered into the New Agreement. The New Agreement’s provisions regarding salary, bonus and severance payments remain unchanged from those provided under the Original Agreement. Except as follows, all other material terms of the New Agreement are also substantially similar to those contained in the Original Agreement:
•	the New Agreement does not include provisions providing Mr. Roos with a cost of living allowance, transportation allowance and club dues as provided for under the Original Agreement;

•	in lieu of specified maximum allowances for housing and the education of Mr. Roos’ children, the New Agreement provides that the Company will lease a house on behalf of Mr. Roos and will pay for Mr. Roos’ children to attend The American School in London; and

•	the New Agreement also does not include provisions with respect to the payment of expenses associated with Mr. Roos’ relocation to the United Kingdom and similar items that were included in the Original Agreement, as such provisions are no longer applicable.
The Employment Agreement, dated June 1, 2001, between the Company and Mr. Roos, remains in full force and affect and, together with the New Agreement, comprises the terms of Mr. Roos’ employment arrangement with the Company. A copy of the New Agreement is filed with this Current Report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits

The following exhibits are filed herewith:

10.1 2008 Expatriate Assignment Agreement with Bradley T. Roos.
SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRG-Schultz International, Inc.
By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: February 14, 2008